Exhibit 27(o)(2)

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

MAP II (HR 10)

GROUP INSTALLMENT VARIABLE ANNUITY CONTRACTS

(THE “CONTRACT” OR “CONTRACTS”)

issued to

Contract Designed for Retirement Plans Established by Self-Employed Individuals Under Tax Code Section 401 (“HR 10 Contract”)

SUMMARY PROSPECTUS FOR NEW INVESTORS

May 1, 2026

____________________________________________________________________________

This summary Prospectus summarizes key features of the Contract.

Before you participate in the Contract through your retirement plan, you should also review the full prospectus for the Contract (the “full prospectus for the Contract”). It contains more information about the Contract’s features, benefits and risks. You can find this document and other information about the contract online at https://vpx.broadridge.com/getcontract1.asp?dtype=pros&cid=voyavpx&fid=NRVA01718. You can also obtain this information at no cost by calling 1-800-584-6001 or by sending an email request to ProspectusRequests@voya.com.

Variations in contract benefits or features described in this Prospectus may be imposed without our knowledge by some financial institutions or broker-dealers through which the Contract was sold. For more information, see “OTHER TOPICS – Financial Intermediary Variations” section of this Prospectus.

The Contract is a complex investment and involves risks, including potential loss of principal. The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in surrender charges, negative Market Value Adjustments, taxes, and tax penalties. If you remove Account Value from the Guaranteed Accumulation Account (“GAA”), a Fixed Interest Option, before the end of a Guaranteed Term, you may be subject to a Market Value Adjustment (“MVA”) that could result in a loss of up to 100% of your Account Value in the GAA.

Our obligations under the Contract are subject to our financial strength and claims-paying ability.

___________________________________________________________________________

An Investor may cancel the Contract within 10 days of receiving it without paying fees or penalties, although we will apply the Market Value Adjustment to Account Value in the GAA.

In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Account Value. You should review this summary Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities and fixed interest options with market value adjustments, has been prepared by the U.S. Securities and Exchange Commission’s staff and is available at Investor.gov.

___________________________________________________________________________

The U.S. Securities and Exchange Commission (the “SEC”) has not approved or disapproved this Contract or passed upon the adequacy of this summary Prospectus. Any representation to the contrary is a criminal offense.

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TABLE OF CONTENTS

SPECIAL TERMS USED IN THIS SUMMARY PROSPECTUS	3
OVERVIEW OF THE CONTRACT	5
Purpose	5
Phases of Contract	5
Contract Features	6
Contract Adjustments	7
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT	7
Benefits Available Under Contract	11
BUYING THE CONTRACT	12
Purchasing the Contract	12
Participating in the Contract	12
Types of Contracts	12
Methods of Purchase Payment	12
Allocation of Purchase Payments	12
Tax Code Restrictions	12
When Initial and Subsequent Purchase Payments Are Credited	13
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT	13
Withdrawals	13
Calculation of Your Withdrawal	14
Delivery of Payment	14
Withdrawal Restrictions	14
Systematic Distribution Options	14
ADDITIONAL INFORMATION ABOUT FEES	16
Transaction Expenses	16
Annual Contract Expenses	17
Annual Fund Expenses	17
Examples	18
APPENDIX A: FUNDS AVAILABLE UNDER THE CONTRACT	19
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SPECIAL TERMS USED IN THIS SUMMARY PROSPECTUS

The following are some of the important terms used throughout this summary Prospectus that have special meaning. There are other capitalized terms that are explained or defined in other parts of this summary Prospectus.

Account Value: The value of: (1) amounts allocated to the Fixed Interest Options, including interest earnings to date; less (2) any deductions from the Fixed Interest Options (e.g., withdrawals and fees); and plus (3) the current dollar value of amounts allocated to the Subaccounts of Variable Annuity Account C, which includes investment performance and fees deducted from the Subaccounts.

Accumulation Phase: The period of time between the date the Contract became effective and the date you begin receiving Income Phase payments under the Contract. During the Accumulation Phase, you accumulate retirement benefits.

Accumulation Unit: A unit of measurement used to calculate the Account Value during the Accumulation Phase.

Accumulation Unit Value: The value of an Accumulation Unit for a Subaccount of Variable Annuity Account C. Each Subaccount of Variable Annuity Account C has its own Accumulation Unit Value, which may increase or decrease daily based on the investment performance of the applicable underlying Fund in which it invests.

Annuitant. The Annuitant is the person(s) on whose life expectancy the Income Phase payments are calculated.

Beneficiary (or Beneficiaries): The person designated to receive the death benefit payable under the Contract.

Contract or Contracts: The group installment variable annuity Contract offered by your Plan Sponsor as a funding vehicle for your retirement plan.

Contract Holder: The person to whom we issue the Contract. Generally, the Plan Sponsor or a trust. We may also refer to the Contract Holder as the Contract Owner.

Contract Year: The period of 12 months measured from the Contract’s effective date or from any anniversary of such effective date.

Customer Service: The location from which we service the Contracts. The mailing address and telephone number of Customer Service is Defined Contributions Administration, P.O. Box 990063, Hartford, CT 06199-0063, 1-800-584-6001.

Fixed Interest Options: The Guaranteed Accumulation Account and the Fixed Account are Fixed Interest Options that may be available during the Accumulation Phase under some Contracts. Amounts allocated to the Guaranteed Accumulation Account are deposited in a nonunitized separate account established by the Company. Amounts allocated to the Fixed Interest Options are held in the Company’s General Account which supports insurance and annuity obligations.

Fund(s): The underlying mutual Funds in which the Subaccounts invest.

General Account: The account that contains all of our assets other than those held in Variable Annuity Account C or one of our other separate accounts.

Good Order: Generally, a request is considered to be in “Good Order” when it is signed, dated and made with such clarity and completeness that we are not required to exercise any discretion in carrying it out. We can only act upon written requests that are received in Good Order.

HR 10 Contract: A class of Contract designed for retirement plans sponsored by self-employed individuals eligible to establish an HR 10 plan for their employees under Tax Code Section 401.

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Income Phase: The period during which you receive payments from your Contract.

Investor (also “you” or “participant”): The individual who participates in the Contract through a retirement plan.

MVA: A Market Value Adjustment applicable to amounts removed from the Guaranteed Accumulation Account (GAA) prior to the end of a Guaranteed Term.

Net Asset Value: A Fund’s current market value.

Plan Sponsor: The sponsor of your retirement plan. Generally, your employer or a trust.

Purchase Payment: Collectively, the initial Purchase Payment and any additional Purchase Payment.

Subaccount: Division(s) of Variable Annuity Account C that are investment options under the Contract. Each Subaccount invests in a corresponding underlying mutual Fund.

Tax Code: The Internal Revenue Code of 1986, as amended.

VRIAC, the Company, we, us and our: Voya Retirement Insurance and Annuity Company, a stock company domiciled in Connecticut, that issues the Contract described in this summary Prospectus.

Valuation Date: Each date on which the Accumulation Unit Value of the Subaccounts of Variable Annuity Account C and the Net Asset Value of the shares of the underlying Funds are determined. Currently, these values are determined after the close of business of the New York Stock Exchange (“NYSE”) on any normal Business Day, Monday through Friday, when the NYSE is open for trading.

Valuation Period: The period of time from the close of regular trading on the NYSE (generally 4:00 p.m., Eastern Standard Time) to the close of regular trading on the next succeeding Valuation Date.

Variable Annuity Account C, the Separate Account: Voya Variable Annuity Account C, a segregated asset account established by us to fund the variable benefits provided by the Contract. The Variable Annuity Account C is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and it also meets the definition of “separate account” under the federal securities laws.

Variable Investment Options: The Subaccounts of Variable Annuity Account C. Each one invests in a specific mutual Fund.

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OVERVIEW OF THE CONTRACT

This summary provides a brief overview of the more significant aspects of the Contract. Further detail is provided in this summary Prospectus, the Contract and the summary or full prospectuses for the Funds being considered. We urge you to read the entire summary Prospectus as it describes all material features and benefits of the Contract and your rights and limitations thereunder. It also sets forth information you should know before making the decision to participate in the Contract through your retirement plan. Certain features and benefits may vary depending on the state in which your Contract is issued.

Certain features and benefits may vary depending on the state in which your Contract is issued, and any such material state variations are disclosed in the discussion of the features and benefits in the prospectus. Additionally, variations in contract benefits or features described in this prospectus may be imposed without our knowledge by some financial institutions or broker-dealers through which the Contract was sold. For more information, see “OTHER TOPICS – Financial Intermediary Variations” in the full Contract prospectus. If you have any questions about any limitations, restrictions, or other variations related to the Portfolios, contract benefits or other contract features available to you, please reach out to your financial institution or broker-dealer.

Purpose

The Company no longer issues the Contract described in this summary Prospectus to new retirement plans.

The Contract described in this summary Prospectus is a group installment variable annuity contract. It is intended to be used as a funding vehicle for certain types of retirement plans established by self-employed individuals under Tax Code Section 401 (“HR 10 Contracts”).

The Contract is designed for Investors who intend to accumulate funds for retirement purposes, and thus is best suited for those with a long investment horizon. The Contract should not be viewed as a highly liquid investment. In that regard, early withdrawals may be restricted by the Tax Code or your plan and may expose you to early withdrawal charges or tax penalties. The value of deferred taxation on earnings grows with the amount of time your money is left in your Contract. For these reasons, you should not participate in the Contract if you are looking for a short-term investment. When considering whether to purchase or participate in the Contract, you should consult with your financial representative about your financial goals, investment time horizon and risk tolerance.

Phases of Contract

The Contract has two phases: An Accumulation Phase and an Income Phase.

Accumulation Phase: During the Accumulation Phase, the Contract Holder or you, if permitted by your plan, directs us to invest your Purchase Payments or Account Value among the follow investment options:

•	Variable Investment Options; and/or
•	Fixed Interest Options.

The Variable Investment Options: The Variable Investment Options are Subaccounts within the Separate Account. Each Subaccount invests its assets directly in shares of a corresponding underlying Fund, and each Fund has its own distinct investment objectives, fees and expenses and investment advisers. Earnings on amounts invested in a Subaccount will vary depending upon the performance and fees of the corresponding underlying Fund. You do not invest directly in or hold shares of the Funds.

There is no guarantee that your Account Value will increase. Depending upon the investment experience of each Fund in which a Subaccount invests, your Account Value may increase or decrease daily. You bear the investment risk for the Funds in which the Subaccounts invest; you will benefit from favorable investment experience but also bear the risk of poor investment performance.

The Fixed Interest Options: The following Fixed Interest Options may be available through the Contract:

•   The Guaranteed Accumulation Account; and

•   The Fixed Account.

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Not all Fixed Interest Options may be available for current or future investment. The Guaranteed Accumulation Account is no longer offered for sale to new plans.

Additional information about the Variable Investment Options and the Fixed Interest Options is provided in an appendix to this document. See “APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT.”

Income Phase: During the Income Phase, you start receiving annuity, or Income Phase, payments from your Contract. The Contract offers several Income Phase payment options. However, you will be unable to make withdrawals, and any death benefits and living benefits will terminate. In general, you may:

•	Receive Income Phase payments over a lifetime or for a specified period;
•	Receive Income Phase payments monthly, quarterly, semi-annually or annually;
•	Select an Income Phase option that provides a death benefit to Beneficiaries; or
•	Select fixed Income Phase payments or payments that vary based on the performance of the Variable Investment Options you select.

For more information about the Income Phase, see “THE INCOME PHASE.”

Contract Features

Death Benefit. A Beneficiary may receive a death benefit in the event of your death during both the Accumulation and Income Phases (described above). The availability of a death benefit during the Income Phase depends upon the Income Phase (i.e., annuity) payment option selected. See “DEATH BENEFIT - Death Benefit During the Income Phase” in the full Contract prospectus.

Systematic Distribution Options. These allow you to receive regular payments from your account, while retaining the account in the Accumulation Phase. See “SYSTEMATIC DISTRIBUTION OPTIONS” in the full Contract prospectus.

Withdrawals. During the Accumulation Phase, you may, under some plans, withdraw all or part of your Account Value. Amounts withdrawn may be subject to a Market Value Adjustment (for amounts in the GAA), an early withdrawal charge, other deductions, tax withholding, taxation and tax penalties, as well as significant reductions to your Account Value and the Death Benefit, perhaps by more than the amount withdrawn. See “WITHDRAWALS” in the full Contract prospectus.

Taxation. Taxes will generally be due when you receive a distribution. Tax penalties may apply in some circumstances. See “FEDERAL Tax Considerations” in the full Contract prospectus.

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Contract Adjustments

You could lose a significant amount of money due to a Market Value Adjustment (“MVA”) if you remove Account Value from the Guaranteed Accumulation Account (“GAA”), a Fixed Interest Option, before the end of a Guaranteed Term. A negative MVA may apply if you withdraw or transfer Account Value from the GAA, or upon payments due to the death of the participant, if paid more than six months following death (or disability, if applicable).

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES, EXPENSES AND ADJUSTMENTS
Are There Charges or Adjustments for Early Withdrawals?

Yes. If the Investor withdraws money from the Contract within ten (10) Contract Years, the Investor can be assessed an early withdrawal charge equal to a maximum of 5% of the amount withdrawn.

For example, if you make an early withdrawal, you could pay a surrender charge of up to $5,000 on a $100,000 investment. This loss will be greater if there is a negative Market Value Adjustment, taxes, or tax penalties.

If all or a portion of your Account Value is removed from the Guaranteed Accumulation Account before the end of a Guaranteed Term, we will apply a Market Value Adjustment, which may be negative and could cause a potential loss of up to 100% of your Account Value in the GAA. For example, you allocate $100,000 to the GAA with a 3-year Guaranteed Term and later withdraw the entire amount before the 3 years have ended, you could lose up to $100,000 of your investment. This loss will be greater if you also have to pay a surrender charge, taxes, and tax penalties. A MVA may apply if you withdraw or transfer Account Value from the GAA, or upon payments due to the death of the participant, if paid more than six months following death (or disability, if applicable).

See “FEE TABLE - Transaction Expenses,” “FEE TABLE - Adjustments,” “CHARGES, FEES AND ADJUSTMENTS - Transaction Fees - Early Withdrawal Charge,” and “CHARGES, FEES AND ADJUSTMENTS - Market Value Adjustments” in the full Contract prospectus.

Are There Transaction Charges?

Yes.

•   In addition to the early withdrawal charge and Market Value Adjustments, the Investor may also be charged for other transactions: For transferring or reallocating Account Value among the investment options; and

•   Certain Funds may impose redemption fees as a result of withdrawals, transfers or other Fund transactions you may initiate.

See “FEE TABLE – Transaction Expenses” and “CHARGES, FEES AND ADJUSTMENTS” in the full Contract prospectus.

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FEES, EXPENSES AND ADJUSTMENTS (continued from previous page)
Are There Ongoing Fees and Expenses?	Yes. The table below describes the fees and expenses that you may pay each year, depending on the Investment Options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Are There Ongoing Fees and Expenses?	Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges and negative Market Value Adjustments that substantially increase costs.
Lowest Annual Cost Estimate: $1,598	Highest Annual Cost Estimate: $2,130

Assumes:

•   Investment of $100,000;

•   5% annual appreciation;

•   No optional benefits;

•   Fees and expenses of least expensive Fund;

•   No sales charges; and

•   No additional Purchase Payments, transfers or withdrawals.

Assumes: • Investment of $100,000; • 5% annual appreciation; • Fees and expenses for the most expensive Fund; • No sales charges; and • No additional Purchase Payments, transfers or withdrawals.
See “ADDITIONAL INFORMATION ABOUT FEES – Periodic Fees and Expenses” sections of this summary Prospectus and “CHARGES AND FEES – Periodic Fees and Charges” in the full Contract prospectus.
RISKS
Is There a Risk of Loss from Poor Performance?	Yes. An Investor can lose money by investing in the Contract. See “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the full Contract prospectus.
Is This a Short-Term Investment?

No. This Contract is not designed for short-term investing and is not appropriate for an Investor who needs ready access to cash. The Contract is typically most useful as part of a personal retirement plan. Early withdrawals may be restricted by the Tax Code or your plan and may expose you to early withdrawal charges or tax penalties. You should not participate in this Contract if you are looking for a short-term investment or expect to make withdrawals before you are age 59½. You may not receive any distribution before retirement, except upon reaching age 70½ or terminating employment with Texas public institutions of higher learning.

Amounts withdrawn from the Contract may result in surrender charges, taxes, and tax penalties. Amounts removed from the Guaranteed Accumulation Account before the end of a Guaranteed Term may also result in a negative Market Value Adjustment. At the end of the Guaranteed Term we will reallocate your Account Value in the GAA according to your instructions. If you have not provided instructions, we will automatically reinvest the maturing investment into a guaranteed term available in the current deposit period. For contracts that distinguish between short- and long-term classifications, we will generally transfer the maturing investment to the available deposit period for the guaranteed term having the shortest maturity within the same classification. For other contracts, we will generally transfer the maturing investment in the following manner based upon availability:

•  To a guaranteed term of the same duration, if available;

•  To a guaranteed term with the next shortest duration, if available; or

•  To a guaranteed term with the next longest duration.

See “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the full Contract prospectus.

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RISKS (continued from previous page)
What Are the Risks Associated with Investment Options?

An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract. Each investment option (including the Guaranteed Accumulation Account and the Fixed Account) will have its own unique risks, and you should review these investment options before making an investment decision. If all or a portion of your Account Value in the Guaranteed Accumulation Account is withdrawn, you could experience a loss as to the amount invested in that account.

See “THE INVESTMENT OPTIONS – The Variable Investment Options” and “THE INVESTMENT OPTIONS – the Fixed Interest Options.” in the full Contract prospectus.

What Are the Risks Related to the Insurance Company?

An investment in the Contract is subject to the risks related to VRIAC, including that any obligations, including under the Fixed Interest Options, guarantees or benefits are subject to the financial strength and claims-paying ability of VRIAC. More information about VRIAC, including its financial strength and claims paying ability, is available upon request, by contacting Customer Service at 1-800-584-6001.

See “THE CONTRACT – The General Account” in the full Contract prospectus.

RESTRICTIONS
Are There Limits on the Investment Options?

Yes.

•   Your plan may limit the number of investment options you may select at any one time. Please refer to your plan documents for more information

•   Some Subaccounts and Fixed Interest Options may not be available through your plan.. Please refer to your plan documents for a list of Subaccounts and Fixed Interest Options available to you;

•   Some financial institutions or broker-dealers through which the Contract is sold may limit the availability of certain investment options;

•   Not all Fixed Interest Options may be available for current or future investment;

•   There are certain restrictions on transfers from the Fixed Interest Options;

•   The Company reserves the right to combine two or more Subaccounts, close Subaccounts or substitute a new Fund for a Fund in which a Subaccount currently invests; and

•   The Contract is not designed to serve as a vehicle for frequent transfers. We actively monitor Fund transfer and reallocation activity to identify violations of our Excessive Trading Policy. Electronic trading privileges will be suspended if the Company determines, in its sole discretion, that our Excessive Trading Policy has been violated.

See “THE INVESTMENT OPTIONS – Selecting Investment Options and Right to Change the Separate Account,” “THE CONTRACT – Limits on Frequent or Disruptive Transfers” and “OTHER TOPICS – Financial Intermediary Variations” in the full Contract prospectus.

Are There any Restrictions on Contract Optional Benefits?

Yes.

•   We may discontinue or restrict the availability of an optional benefit;

•   Benefits available to you may vary based on your plan. Please refer to your plan documents for benefits available to you;

•   Some financial institutions or broker-dealers through which the Contract is sold may limit the availability of certain Contract benefits; and

•   If not required under your plan, we may discontinue the availability of one or all of the Systematic Distribution Options at any time and/or change the terms of future elections.

See “SYSTEMATIC DISTRIBUTION OPTIONS – Availability of Systematic Distribution Options” and “OTHER TOPICS – Financial Intermediary Variations” in the full Contract prospectus.

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TAXES
What Are the Contract’s Tax Implications?

•   You should consult with a tax and/or legal adviser to determine the tax implications of an investment in, and distributions received under, the Contract;

•   There is no additional tax benefit to the Investor if the Contract is purchased through a tax-qualified plan or IRA; and

•   Withdrawals will be subject to ordinary income tax and may be subject to tax penalties.

See “FEDERAL TAX CONSIDERATIONS” in the full Contract prospectus.

CONFLICTS OF INTEREST
How Are Investment Professionals Compensation?

•   We pay compensation to broker/dealers whose registered representatives sell the Contract.

•   Compensation may be paid in the form of commissions or other compensation, depending upon the agreement between the broker/dealers and the registered representative.

•   Because of this sales-based compensation, an investment professional may have a financial incentive to offer or recommend the Contract over another investment.

See “OTHER TOPICS – Contract Distribution” in the full Contract prospectus.

Should I Exchange My Contract?

Some investment professionals may have a financial incentive to offer you a new Contract in place of the one you own. You should exchange your contract only if you determine, after comparing the features, fees and risks of both contracts, that it is preferable for you to purchase the new Contract rather than continue to own the existing contract.

See “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the full Contract prospectus.

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Benefits Available Under the Contract

The following table summarizes information about the benefits available under the Contract. Some financial institutions or broker-dealers through which the Contract is sold may limit the availability of certain Contract benefits. For more information, see “OTHER TOPICS – Financial Intermediary Variations” section of this Prospectus. If you have any questions about any limitations, restrictions, or other variations related to the contract benefits available to you, please reach out to your financial institution or broker-dealer.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Account Value Death Benefit	Pays a death benefit equal to the Account Value.	Standard	No additional fee for this benefit	For amounts held in the Guaranteed Accumulation Account, if a negative market value adjustment applies, it would be deducted only if the death benefit is withdrawn more than six months after your death. This benefit may not be available under your Contract. Participants should refer to their plan documents for available benefits.
Systematic Distribution Options	Allows you to receive regular payments from your account without moving into the Income Phase.	Standard	No additional fee for this benefit.	If not required under the plan, VRIAC may discontinue the availability of one or all of the systematic distribution options at any time and/or change the terms of future elections. This benefit may not be available under your Contract. Participants should refer to their plan documents for available benefits.
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BUYING THE CONTRACT

Purchasing the Contract

To purchase the Contract:

•	The Contract Holder submits the required forms and application to the Company; and
•	We approve the forms and issue a Contract to the Contract Holder.

The Contract described in this summary Prospectus is designed as a funding vehicle for certain types of retirement plans sponsored by self-employed individuals under Tax Code Section 401 (“HR 10 Contract”).

The Company no longer issues the Contract described in this summary Prospectus to new retirement plans.

Participating in the Contract

If the Contract provides for the establishment of individual accounts for employees under the plan:

•	We provide you with enrollment materials for completion and return to us; and
•	If your enrollment materials are complete and in Good Order, we establish one or more accounts for you.

Types of Contracts

Generally, a single master group Contract is issued to cover present and future participants. The following types of Contracts are available:

•	Allocated – Individual accounts are established and individual Purchase Payments are directed to each corresponding account; and
•	Unallocated – No individual accounts are established and all Purchase Payments are directed to a single plan account.

If state law did not permit a group contract, individual Contracts were issued for each participant.

Methods of Purchase Payment

Purchase Payments must be least $25 per participant and total Purchase Payments for the plan must be at least $6,000 annually (or average $2,000 per participant if there are fewer than three participants in the plan).

Allocation of Purchase Payments

The Contract Holder or you, if allowed by the Contract Holder, directs us to allocate initial Purchase Payments among the investment options available under the plan. Generally you will specify this information on your enrollment materials or it may be provided to us by the Contract Holder. After enrollment, changes to allocations for future Purchase Payments or transfers of existing balances among investment options may be requested in writing, by telephone or electronically at www.voyaretirementplans.com or through such other means as may be available under our administrative procedures in effect from time to time. Allocations must be in whole percentages. See “THE Investment Options” in the full Contract prospectus.

Tax Code Restrictions

The Tax Code places some limitations on contributions to your account. See “FEDERAL Tax Considerations” in the full Contract prospectus.

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When Initial and Subsequent Purchase Payments Are Credited

Initial Purchase Payment. We must accept or reject an application or your enrollment materials within two business days of receipt. If the forms are incomplete, we may hold any forms and accompanying Purchase Payments for five business days, unless you consent to our holding them longer. Under limited circumstances, we may also agree, for a particular plan, to hold Purchase Payments for longer periods with the permission of the Contract Holder. If we agree to do this, the Purchase Payments remain in a non-interest bearing bank account until processed (or for a maximum of 105 days). If we reject the application or enrollment forms, we will return the forms and any Purchase Payments.

Subsequent Purchase Payments. If all or a portion of initial Purchase Payments are directed to the Subaccounts, they will purchase Subaccount Accumulation Units at the Accumulation Unit Value next computed after our acceptance of the applicable application or enrollment forms, as described in “CONTRACT PURCHASE AND PARTICIPATION” in the full Contract prospectus. Subsequent Purchase Payments or transfers directed to the Subaccounts that we receive in Good Order by the close of business of the New York Stock Exchange (“NYSE”) (normally at 4:00 p.m. Eastern Time) will purchase Subaccount Accumulation Units at the Accumulation Unit Value computed as of the close of the NYSE on that day. The value of Subaccounts may vary day to day. Subsequent Purchase Payments and transfers received in Good Order after the close of the NYSE will purchase Accumulation Units at the Accumulation Unit Value computed as of the close of the NYSE on the next business day.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Withdrawals

Subject to limitations on withdrawals from the Fixed Interest Options and other restrictions (see “Withdrawal Restrictions” in this section and, “THE INVESTMENT OPTIONS – The Fixed Interest Options”), the Contract Holder may withdraw all or a portion of the individual or plan Account Value at any time during the Accumulation Phase.

Steps for Making a Withdrawal

The Contract Holder must:

•	Select the Withdrawal Amount:
•	Full Withdrawal: The Contract Holder will receive, reduced by any required tax, the Account Value allocated to the Subaccounts, the Guaranteed Accumulation Account (plus or minus any applicable market value adjustment) and the Fixed Account, minus any applicable early withdrawal charge, annual maintenance fee and redemption fees; or
•	Partial Withdrawal (Percentage or Specified Dollar Amount): The Contract Holder will receive, reduced by any required tax, the amount specified, subject to the value available in the account. However, the amount actually withdrawn from the account will be adjusted by any applicable early withdrawal charge or redemption fees and any positive or negative market value adjustment for amounts withdrawn from the Guaranteed Accumulation Account;
•	Select Investment Options. If not specified, we will withdraw dollars in the same proportion as the values you hold in the various investment options from each investment option in which you have an Account Value; and
•	Properly complete a disbursement form and submit it to Customer Service.

For amounts withdrawn from Account Value allocated to the Subaccounts, we will redeem the number of Accumulation Units needed to fund the withdrawal and reduce your Account Value accordingly. For amounts withdrawn withdraw from a Fixed Interest Option, we will reduce the value of the Fixed Interest Option by the dollar amount of that portion of the withdrawal (and with respect to the Guaranteed Accumulation Account, will reflect any positive or negative market value adjustment) and will reduce your Account Value accordingly. A reduction to the Account Value due to a withdrawal results in a lesser amount available to be annuitized and a lesser death benefit.

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Calculation of Your Withdrawal

We determine your Account Value every normal business day after the close of the NYSE. We pay withdrawal amounts based on your Account Value either:

•	As of the next valuation after Customer Service receives a request for withdrawal in Good Order; or
•	On such later date as specified on the disbursement form.

Delivery of Payment

Payments for withdrawal requests will be made in accordance with SEC requirements. Normally, we will send your payment no later than seven calendar days following our receipt of your disbursement form in Good Order.

Withdrawal Restrictions

The Tax Code and/or your plan may impose limitations on withdrawals. See “FEDERAL Tax Considerations – Distributions – Eligibility” in the full Contract prospectus.

Systematic Distribution Options

If available under your plan, a systematic distribution option allows you to receive regular payments from your account without moving into the Income Phase. By remaining in the Accumulation Phase, you retain certain rights and investment flexibility not available during the Income Phase. Because the account remains in the Accumulation Phase, all Accumulation Phase charges continue to apply. If you elect a systematic distribution option, if amounts are taken from the GAA before the end of a Guaranteed Term, it may have an adverse impact on your Account Value. If you intend to make ongoing withdrawals, you should consult with your investment professional to discuss whether the Contract is appropriate for you.

Systematic Distribution Options Currently Available

These options may be exercised at any time during the Accumulation Phase of the Contract. To exercise one of these options, the Account Value must meet any minimum dollar amount and age criteria applicable to that option. To determine what systematic distribution options are available, please write or call Customer Service.

Systematic distribution options currently available under the Contract include the following:

•	Systematic Withdrawal Option (“SWO”) – SWO is a series of partial withdrawals from your account based on a payment method you select. It is designed for those who want a periodic income while retaining Accumulation Phase investment flexibility for amounts accumulated under the account; and
•	Estate Conservation Option (“ECO”) – ECO offers the same investment flexibility as SWO, but is designed for those who want to receive only the minimum distribution that the Tax Code requires each year. Under ECO, the Company calculates the minimum distribution amount required by law (generally at the applicable age as prescribed by the Tax Code section 401(a)(9)) or retirement, if later) and pays you that amount once a year. See “FEDERAL Tax Considerations” FOR MORE INFORMATION REGARDING YOUR APPLICABLE AGE.

Other Systematic Distribution Options

We may add additional systematic distribution options from time to time. Additional information relating to any of the systematic distribution options may be obtained from your local representative or by contacting Customer Service.

Availability of Systematic Distribution Options

The Company reserves the right to discontinue the availability of one or all of the systematic distribution options at any time, and/or to change the terms for future elections.

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Electing a Systematic Distribution Option

The Contract Holder, or you if permitted by the plan, may elect a systematic distribution option. The Plan Sponsor or its delegate generally must provide the Company with certification that you are eligible for a distribution and that the distribution is in accordance with the terms of the plan.

Terminating a Systematic Distribution Option

Once a systematic distribution option is elected, the Contract Holder may revoke it at any time by submitting a written request to Customer Service. Any revocation will apply only to the amount yet to be paid. Once revoked, an option may not be elected again until the next calendar year, nor may any other systematic distribution option be elected, unless the Tax Code permits it.

Tax Consequences

Withdrawals received through these options and revocations of elections may have tax consequences. See “FEDERAL Tax Considerations” in the full Contract prospectus.

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ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses and adjustments that you will pay when buying, owning and surrendering or making withdrawals from an Investment Option or the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you may pay at the time you buy the Contract, surrender or make withdrawals from the Contract or transfer Account Value between investment options. State premium taxes may also be deducted.

Transaction Expenses

Maximum Early Withdrawal Charge[1]
(as a percentage of amount withdrawn, if applicable)	5.00%
Allocation and Transfer Fees[2]	$10.00
Premium Tax[3]	0.00% to 4.00%

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Account Value is removed from the Guaranteed Accumulation Account or from the Contract before the expiration of a specified period.

Adjustments

Guaranteed Accumulation Account Maximum Potential Loss Due to Market Value Adjustment (as a percentage of Account Value withdrawn from the Guaranteed Accumulation Account)[4]	100%

[1]	This is a deferred sales charge. In certain cases, this charge may not apply to a portion or all of your withdrawal. The early withdrawal charge reduces over time. No early withdrawal charge applies to amounts held in the Fixed Account. See “CHARGES, FEES AND ADJUSTMENTS – Transaction Fees – Early Withdrawal Charge” in the full Contract prospectus.
[2]	We currently allow an unlimited number of transfers or allocation changes without charge. However, we reserve the right to impose a transfer fee of $10.00 for each transfer or allocation change in excess of 12 during each calendar year. See “CHARGES, FEES AND ADJUSTMENTS — Transaction Fees – Allocation and Transfer Fees” in the full Contract prospectus.
[3]	We reserve the right to deduct a charge for premium taxes from your Account Value or from payments to the Account at any time, but not before there is a tax liability under state law. See “CHARGES, Fees AND ADJUSTMENTS – Premium and Other Taxes” in the full Contract prospectus.
[4]	A Market Value Adjustment will apply to withdrawals or transfers from the Guaranteed Accumulation Account. Withdrawals due to the election of a lifetime income option and Withdrawals due to the death of the participant (if paid within the first six months following death) will be subject to an aggregate MVA only if it is positive. All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative. For more information, see “CHARGES, FEES AND ADJUSTMENTS - Contract Adjustments” in the full Contract prospectus.
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The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses).

Annual Contract Expenses

Annual Maintenance Fee[5]	$30.00
Base Contract Expenses [6] (as a percentage of average Account Value)	1.80%

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of the Funds available under the Contract, including their annual expenses, may be found in an appendix to this summary Prospectus. See “APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT.”

Annual Fund Expenses

	Minimum	Maximum
Expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses (as of December 31, 2025).	0.53%	0.95%
Expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses (as of December 31, 2025) after any waivers or expense reimbursements[7]	0.40%	0.58%

[5]	This fee is deducted from each individual or plan account. It may be reduced or waived in certain circumstances. See “CHARGES, FEES AND ADJUSTMENTS – Periodic Fees and Charges - Annual Maintenance Fee” in the full Contract prospectus.
[6]	The mortality and expense risk charge, included in the base contract expenses, compensates us for the mortality and expense risks we assume under the Contract, including those risks associated with our funding of the death benefit. The base contract expenses also reflect an administration expense charge imposed on Contracts issued after May 1, 1984, equal to 0.25% annually of the Account Value invested in the Subaccounts. See “CHARGES, FEES AND ADJUSTMENTS – Periodic Fees and Charges – Mortality and Expense Risk Charge” in the full Contract prospectus.
[7]	Any expense waivers or reimbursements will remain in effect until at least April 30, 2027, and can only be terminated early with approval by the Fund company’s board of directors.
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Examples

These examples are intended to help you compare the cost of investing in the variable Investment Options with the cost of investing in other variable annuity contracts that offer Variable Investment Options. These costs include transaction expenses, annual Contract expenses and annual Fund expenses.

The Example assumes all Account Value is allocated to the Variable Investment Options. Your costs could differ from those below if you invest in the Fixed Income Options, including the GAA. The examples do not reflect the Market Value Adjustment you may incur if you remove Contract Value from the GAA prior to the end of a Guarantee Period.

The following examples assume that you invest $100,000 in the Variable Investment Options for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual Fund expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Example A: If you withdraw your entire Account Value at the end of the applicable time period:	1 Year	3 Years	5 Years	10 Years
	$7,609	$13,030	$17,596	$27,870
Example B: If you do not withdraw your entire Account Value or if you select an Income Phase payment option at the end of the applicable time period:*	1 Year	3 Years	5 Years	10 Years
	$2,482	$7,637	$13,059	$27,870

*	Example B will not apply if during the Income Phase a nonlifetime payment option is elected with variable payments and a lump-sum payment is requested within three years after payments start. In that case, the lump-sum payment is treated as a withdrawal during the Accumulation Phase and may be subject to an early withdrawal charge. Refer to Example A.
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APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

The Variable Options and Fixed Interest Options available to you may vary based on employer. You should refer to your plan documents for a list of available Investment Options. Additionally, some financial institutions or broker-dealers through which the Contract is sold may limit the availability of certain investment options. For more information, see “OTHER TOPICS – Financial Intermediary Variations” in the full Contract prospectus. If you have any questions about any limitations, restrictions, or other variations related to the investment options available to you, please reach out to your financial institution or broker-dealer.

Variable Options

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at https://vpx.broadridge.com/getcontract1.asp?dtype=pros&cid=voyavpx&fid=NRVA01718, by calling Customer Service at 1-800-584-6001 or by sending an email request to ProspectusRequests@voya.com.

The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

INVESTMENT OBJECTIVE	FUND NAME INVESTMENT ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2025)
			1 Year	5 Years	10 Years
Seeks total return consisting of capital appreciation (both realized and unrealized) and current income; the secondary investment objective is long- term capital appreciation.	Voya Balanced Income Portfolio (Class I) Investment Adviser: Voya Investments, LLC Subadviser: Voya Investment Management Co. LLC	0.58%*	11.96%	5.92%	7.16%
Seeks to provide high current return, consistent with preservation of capital and liquidity, through investment in high-quality money market instruments while maintaining a stable share price of $1.00.	Voya Government Money Market Portfolio (Class I)** Investment Adviser: Voya Investments, LLC Subadviser: Voya Investment Management Co. LLC	0.40%*	4.02%	3.02%	1.96%

*    Current expenses reflect applicable waivers or expense limitations as reported in the Fund’s prospectus.

**   There is no guarantee that the Voya Government Money Market Portfolio Subaccount will have a positive or level return.

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INVESTMENT OBJECTIVE	FUND NAME INVESTMENT ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2025)
			1 Year	5 Years	10 Years
Seeks to maximize total return through investments in a diversified portfolio of common stock and securities convertible into common stocks. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return.	Voya Growth and Income Portfolio (Class I)** Investment Adviser: Voya Investments, LLC Subadviser: Voya Investment Management Co. LLC	0.67%*	18.21%	15.46%	14.62%
Seeks to maximize total return consistent with reasonable risk. The Portfolio seeks its objective through investments in a diversified portfolio consisting primarily of debt securities. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return.	Voya Intermediate Bond Portfolio (Class I) Investment Adviser: Voya Investments, LLC Subadviser: Voya Investment Management Co. LLC	0.55%*	7.71%	0.15%	2.66%

*	Current expenses reflect applicable waivers or expense limitations as reported in the Fund’s prospectus.
**	The Voya Growth and Income Portfolio is only available to those Contracts that were offering the ING Opportunistic LargeCap Portfolio (Class I) as of August 20, 2010.
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Fixed Interest Options

The following is a list of Fixed Interest Options currently available under the Contract. We may change the features of the Fixed Interest Options listed below, offer new Fixed Interest Options, and terminate existing Fixed Interest Options. We will provide you with written notice before doing so.

Note: If amounts are withdrawn from the Guaranteed Accumulation Account before the end of a Guaranteed Term, we may apply a Market Value Adjustment. This may result in a significant reduction in your Account Value.

For more information about the Fixed Interest Options and the Market Value Adjustment, see “THE INVESTMENT OPTIONS – Fixed Interest Options” and “CHARGES, FEES AND ADJUSTMENTS – Market Value Adjustment.”

Name	Term*	Minimum Guaranteed Interest Rate**
Guaranteed Accumulation Account	1 month to 10 years	0.25%
The Fixed Account	N/A	1.00%

*   The terms available under your plan may vary.

**  The minimum guaranteed interest rate for your Contract is stated in your Contract, and will not be less than stated.

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This summary Prospectus incorporates by reference the full MAP II (HR 10) Plans Contract prospectus and Statement of Additional Information (“SAI”), each dated May 1, 2026, as amended or supplemented. You can find these documents online at https://vpx.broadridge.com/getcontract1.asp?dtype=pros&cid=voyavpx&fid=NRVA01718, for the Prospectus and at https://vpx.broadridge.com/getcontract1.asp?dtype=sai&cid=voyavpx&fid=NRVA01718 for the SAI. You can also obtain these documents at no cost by calling 1-800-584-6001 or by sending an email request to ProspectusRequests@voya.com.

Reports and other information about the Variable Annuity Account C and Voya Retirement Insurance and Annuity Company are available on the Commission’s website at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR Contract Identifiers: C000002959

   C000275680

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